JetPay Corporation

1175 Lancaster Avenue, Suite 100

Berwyn, PA 19312

March 28, 2014	Exhibit 10.2

Flexpoint Fund II, L.P.

c/o Flexpoint Ford, LLC

676 N. Michigan Avenue, Suite 3300

Chicago, IL 60611

Attn: Donald J. Edwards and Steven M. Michienzi

Re:	EarlyBirdCapital Arbitration Decision

Dear Messrs. Edwards and Michienzi:

Reference is made to that certain Securities Purchase Agreement (the “SPA”), dated as of August 22, 2013, among JetPay Corporation, a Delaware corporation (the “Company”) and Flexpoint Fund II, L.P., a Delaware limited partnership (“Flexpoint”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the SPA.

In connection with the Company’s dispute with EarlyBirdCapital, Inc. (the “EBC Dispute”), on March 3, 2014, the International Centre for Dispute Resolution rendered a final and binding judgment against the Company in the amount of $2,070,000, plus interest, fees and expenses of approximately $740,000, which such amount was due and payable within 30 days of the decision. In order to obtain funds to satisfy such judgment, the Company intends to enter into a Securities Purchase Agreement in the form attached as Exhibit A hereto (the “Insider SPA”) with each of Bipin Shah and C. Nicholas Antich (collectively, the “Insiders”) pursuant to which the Company will sell to the Insiders, subject to the satisfaction of certain conditions, an aggregate of $1.0 million of its common stock, par value $0.001 (“Common Stock”) at a price per share no less than $3.00.

Pursuant to Section 6.4(k) of the SPA, subject to certain exceptions, the Company is required to obtain Flexpoint’s written consent prior to entering into any agreement with any of its, or its Subsidiary’s officers, directors, employees or stockholders. By signing hereunder, Flexpoint hereby consents to the Company’s entry into and the performance of the Insider SPA in the form attached hereto as Exhibit A without alteration (except for any changes thereto that are not, in Flexpoint’s sole discretion, adverse to Flexpoint). Notwithstanding the foregoing or anything else to the contrary, the Company acknowledges and agrees that Flexpoint has not and is not waiving any of its rights or remedies under the SPA, the Certificate of Designation or otherwise arising out of, related to, or in connection with the EBC Dispute, including, without limitation, any rights to indemnification pursuant to the SPA. In furtherance of the foregoing, the Company acknowledges and agrees that Flexpoint shall be entitled to the indemnification remedy set forth in Section 10.2(d) of the SPA with respect to the Preferred Stock purchased by Flexpoint in the Tranche C Closing (as described below), notwithstanding the relative timing of such investment and the EBC Dispute.

Flexpoint also hereby agrees, subject to the satisfaction or waiver of each of the conditions set forth in Section 4 of the SPA and the prior consummation of the sale of $1.0 million of Common Stock to the Insiders pursuant to the Insider SPA, to exercise its right under Section 2.3(c) of the SPA to purchase such number of shares of Preferred Stock equal to the quotient of (x) $1.4 million, divided by (y) the Per Share Purchase Price. The Tranche C Closing, assuming satisfaction or waiver of each of the conditions set forth in Section 2.3(c) of the SPA and the other conditions set forth above in this paragraph, shall take place immediately after the consummation of the transactions contemplated by the Insider SPA. Pursuant to Section 6.7 of the SPA, any proceeds from the sale of Preferred Stock at the Tranche C Closing must be used by the Company for acquisitions or general corporate purposes. By signing hereunder, Flexpoint hereby consents to the use of the proceeds from the Tranche C Closing contemplated hereunder to satisfy a portion of the judgment rendered against the Company in connection with the EBC Dispute.

For the avoidance of doubt, if the transactions contemplated by the Insider SPA are not consummated, Flexpoint shall have no obligation to consummate the Tranche C Closing. For the avoidance of doubt, the Company acknowledges and agrees that Flexpoint shall be entitled to the expense and other reimbursement provisions set forth in Section 12.1 of the SPA in connection with the consummation of the investment by Flexpoint contemplated by this letter agreement and the Company shall pay such amounts to Flexpoint on the date of the Tranche C Closing or later if elected by Flexpoint.

In the event that the transactions contemplated by the Insider SPA are not consummated by April 30, 2014, this letter agreement shall terminate and be of no further force or effect and Flexpoint’s consent pursuant to Sections 6.4(k) and 6.7 of the SPA described herein shall be automatically withdrawn and be deemed not to have been given.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile or e-mail counterpart signatures to this letter agreement shall be acceptable and binding.

Sincerely,

Jetpay Corporation

By: /s/ Bipin C. Shah

Name: Bipin C. Shah

Title: Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

FLEXPOINT FUND II, L.P.

By: Flexpoint Management II, L.P.
Its: General Partner

By: Flexpoint Ultimate Management II, LLC

Its: General Partner

By: /s/ Donald J. Edwards

Name: Donald J. Edwards

Title: Chief Executive officer